Exhibit 5.1 and 23.2

AC Immune SA EPFL Innovation Park Building B 1015 Lausanne Basel, 4 May 2018

VISCHER Ltd

Basel

 Aeschenvorstadt 4

CH-4010 Basel

Switzerland

Phone +41 58 211 33 00

Fax +41 58 211 33 10

Zurich

Schützengasse 1

CH-8021 Zurich

Switzerland

Phone +41 58 211 34 00

Fax +41 58 211 34 10

Civil Law Notaries in
Basel-City

AC Immune SA – Registration Statement on Form F-3

Dear Sir or Madam,

This opinion is being rendered at the request of AC Immune SA (the "Company") in connection with the filing of a registration statement on Form F-3 on 4 May 2018 (the "Registration Statement") for the purpose of registering under the United States Securities Act of 1933, as amended (the "Securities Act"), the offer and sale of certain securities of the Company, including common shares of CHF 0.02 par value each of the Company (the “Shares”) as authorized by the Shareholders Resolution (as defined below). As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

I. Basis of opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof and as currently applied by Swiss courts. In the absence of statutory or established case law, we base our opinion on our independent professional judgement.

This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

For the purpose of giving this opinion, we have examined such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below, including but not limited to the following documents:

a)	a pdf copy of the Registration Statement dated as of 4 May 2018;

b)	a pdf copy of the notarized articles of association (Statuts) of the Company dated 26 March 2018 (the "Articles"), as filed with the Commercial Register of the Canton of Vaud;

c)	a pdf copy of the excerpt from the Commercial Register of the Canton of Vaud in respect of the Company, certified by such Commercial Register to be up-to-date as of 6 April 2018 (the "Excerpt");

d)	a pdf copy of the notarized resolution of the general meeting of the shareholders of the Company dated 27 April 2018 (the "Shareholders Resolution") regarding, among others, the authorization (the "Authorization") granted to the board of directors of the Company (the "Board") to (i) increase the share capital of the Company by an amount up to CHF 200'000 (the "Capital Increase"), (ii) issue up to 10'000'000 shares of a nominal value of CHF 0.02 each and (iii) adapt the Articles accordingly; and

e)	such other certificates of the officers of the Company.

The documents referred to above in paragraphs a) to e) are referred to together as the "Documents".

No documents have been reviewed by ourselves in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the above Documents and their legal implications under Swiss law.

All terms used in this opinion in uppercase form shall have the meaning ascribed to them in the Registration Statement, unless otherwise defined herein.

II.	Assumptions

In rendering the opinion below, we have assumed:

a)	the conformity to the Documents of all documents produced to us as copies, fax copies or via e-mail, and that the original was executed in the manner appearing on the copy of the draft;

b)	the genuineness and authenticity of the signatures on all copies of the original Documents thereof which we have examined;

c)	the Shareholders Resolution has been duly resolved in a meeting duly convened and has not been rescinded or amended and is in full force and effect;

d)	the Registration Statement has been duly filed by the Company;

e)	the Articles and the Excerpt are unchanged and correct as of the date hereof and no changes have been made which should have been or should be reflected in the Articles or the Excerpt as of the date hereof;

and

f)	to the extent relevant for purposes of this opinion, all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate.

III.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that the Shares, when sold and upon registration of the corresponding share capital increase into the Commercial Register of the Canton of Vaud, will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Shares).

IV.	Qualifications

This opinion is subject to the following qualifications:

a)	This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland. We have not investigated the laws of any jurisdiction other than Switzerland, or any matters of fact.

b)	The opinion set forth herein is limited to the matters specifically addressed herein, and no other opinion or opinions are expressed or may be implied or inferred. In particular, we express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, we express no opinion as to tax law.

c)	We express no opinion as to the accuracy or completeness of the information contained in the Registration Statement.

*   *    *

We have rendered this opinion as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. All liability and other matters relating to this opinion shall be governed exclusively by Swiss law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

VISCHER AG

/s/ Dr. Matthias Staehelin
Dr. Matthias Staehelin